410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Susan M. Kreh as Chief Financial Officer

CHICAGO-(December 10, 2018)-Oil-Dri Corporation of America (NYSE: ODC) announced that effective today, Susan M. Kreh has been appointed Chief Financial Officer. In her role as CFO, Ms. Kreh will report directly to Daniel S. Jaffee, Oil-Dri’s President and Chief Executive Officer. She will oversee the finance, accounting, and information technology functions of the company and will engage with our business units to help them achieve their long-term growth goals.

“We are excited to welcome Susan to the Oil-Dri family and believe her professional experience, broad business acumen and international expertise will be a great asset to our business,” said Daniel S. Jaffee. “In her career, Susan has proven herself as a successful leader, and I am confident that her strategic direction will further elevate Oil-Dri.”

Ms. Kreh was previously with Johnson Controls International plc, where she served as Chief Financial Officer and VP, Information Technology, of the Power Solutions business, from 2010 to 2017 and Corporate Controller from 2007 to 2010. During her tenure she drove the transformation and performance of the business, resulting in significant revenue growth. Prior to Johnson Controls, Ms. Kreh served in finance and operational leadership roles at PPG Industries, Inc. from 1985 to 2007, including Treasurer, General Manager of the global optical materials business and Director, Financial Services and Support of the specialty chemicals business.

Ms. Kreh earned her Bachelor’s degree in Business Administration from the University of Wisconsin with majors in Accounting and Analysis & Design of Business Information Systems in 1985 and her MBA in Finance from Duquesne University in 1989. Ms. Kreh serves on the Board of Directors of TAPCO, Inc. and on the Advisory Board of the University of Wisconsin Graduate School of Business’s Corporate Finance & Investment Banking Program.

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While Oil-Dri’s founding product was granular clay floor absorbents, it has since greatly diversified its portfolio. The Company’s mission to “Create Value from Sorbent Minerals” is supported by its wide array of consumer and business to business product offerings. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone. To learn more about the Company, visit oildri.com.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515